Exhibit (g)(4)

THIS THIRD PARTY SECURITIES LENDING RIDER (“Rider”) to the Custody Agreement (as defined below) is made on September 13, 2021, among ARTISAN PARTNERS FUNDS, INC., on behalf of itself and each of its series listed on Appendix 1, severally and not jointly (each such series a “Lender”), having its principal place of business at 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202, and JPMorgan Chase Bank, N.A., with a place of business at 383 Madison Avenue, Floor 11, New York, New York 10179 (“Bank”).

WHEREAS, Bank currently acts as custodian for securities held by it in the Account(s) (as defined below) pursuant to the terms of the Global Custody Agreement (“Custody Agreement”) dated June 18, 2018 (as may be amended from time to time) between Bank and Lender.

WHEREAS, Lender and Agent have entered into the Securities Lending Agency Agreement (each as defined below);

WHEREAS, Agent shall manage all collateral received in connection with the securities lending activity conducted under the Securities Lending Agency Agreement (as defined below); and

WHEREAS, Lender wishes to appoint Bank to provide the Services (as defined below) which support the Lender’s securities lending program with the Agent, and the Bank is willing to do so pursuant to the terms and conditions of this Rider.

IT IS THEREFORE agreed as follows:

Section 1 – Definitions

For the purpose of this Rider, the following terms shall have the meanings set out below. Unless otherwise expressly defined herein, capitalized terms used in this Rider shall have the meaning given to them under the Custody Agreement:

“Accounts” means those Accounts (as defined under the Custody Agreement) identified in Appendix 1 to this Rider.

“Agent” means Goldman Sachs Bank USA, doing business as Goldman Sachs Agency Lending, acting in its capacity as securities lending agent to Lender under the Securities Lending Agency Agreement.

“Borrower” means any entity with whom Agent has entered into a Borrowing Agreement.

“Borrowing Agreement” means a securities borrowing agreement or other legal agreement on Lender’s behalf from time to time, and notified to Bank by Lender in connection with this Rider.

“Distributions” means a cash entitlement accruing to a Security on Loan and consisting of a dividend, interest or other payment paid by an issuer of a Security on Loan or means an entitlement accruing to a Security on Loan and consisting of a stock dividend, stock split, rights or other distribution.

“Loan” means a loan of Securities by Lender pursuant to a Borrowing Agreement.

“Securities Lending Agency Agreement” means the securities lending agreement between Lender and Agent.

“Security(ies) on Loan” means any Security(ies) held by Bank for and on behalf of Lender under the Custody Agreement which are subject to a Loan.

“Services” shall have the meaning given to it in Section 3 below.

Section 2 – Terms of Rider

This Rider shall be incorporated into the Custody Agreement and form a part thereof. Accordingly, save as otherwise expressly set forth in or modified by this Rider, the terms of the Custody Agreement shall extend and apply to any Services provided by Bank under this Rider and neither Lender nor Bank shall be (i) released from any of its duties and/or obligations, and/or (ii) limited in any rights and/or remedies available to them under the Custody Agreement. In the event of any conflict between the terms of the Custody Agreement and the terms of this Rider with respect to the Bank’s duties and/or obligations in connection with Securities on Loan for which Bank provides Services, the terms of this Rider shall prevail and govern.

Section 3 – Appointment

Lender hereby appoints Bank as its agent to provide securities lending support services in connection with Loans of Securities held in Accounts established under the Custody Agreement which may be described in service level documentation among the Agent and the parties hereto (“Services”) and Bank accepts such appointment and agrees to act in accordance with the terms of this Rider and, pursuant to Section 8(a) below, the Custody Agreement, when providing its services hereunder.

Section 4 – Description of Services

(a)	Transaction Processing: Lender shall notify Bank of which Account(s) are available for Loans.

i.

Designation of Securities for Lending; Delivery of Lent Securities. Bank acknowledges that Securities eligible for lending shall be as designated from time to time to Bank by Lender. Securities eligible for lending shall be as shown on JPM Markets (and/or reported via SWIFT messaging), it being understood that Lender shall designate Agent as an “Authorized Third Party” under the applicable licensing agreement so that Agent has access to JPM Markets. The availability file produced by Bank via JPM Markets, removes securities from the lendable asset list as of trade date. Bank shall, in accordance with Instructions, deliver to Borrowers Securities from an Account and shall reflect the status of such Securities on its records as being on Loan for the applicable Account. Lender acknowledges that Bank shall have no responsibility for: (A) not processing a transaction where Agent identifies a transaction with the same reference number as had been used for a prior transaction, (B) any other identification error by Agent, and (C) any transmission error by Agent.

ii.

Termination of Loans. Bank shall accept Instructions from Lender or Agent in writing (which may be electronic) of when to expect the return of a Security on Loan in those cases other than where the Borrower terminates the Loan. Where a Borrower terminates a Loan, Lender or Agent shall so advise Bank and confirm to Bank whether or not the return should be accepted and Bank shall act accordingly. Upon its receipt of Securities back from Loan, Bank shall reflect the status of such Securities on its records as having been returned to custody.

iii.

Sale Proceeds. (A) Bank shall advance settlement proceeds to the Lender on settlement date for the sale of a Security on Loan when sufficient stock is held and the sale instruction is received by Bank specified cut-off time, even where such proceeds are not received, it being understood that Bank may reverse such advance if the sale proceeds are not received in a reasonable amount of time as determined by Bank. Lender shall pay compensation to Bank for any such advance, upon receipt of such proceeds during the term of the advance (or upon Bank’s reversing such advance) in accordance with the Custody Agreement. (B) Bank shall update its records to reflect the status of such Securities as having been sold.

iv.

Loan Record Keeping and Reports. As part of custody reporting, Bank shall provide Lender and Agent with such statements and reports as are reasonably necessary in Bank’s judgment in connection with Services.

(b)

Distributions and Corporate Actions: Notwithstanding anything to the contrary in the Custody Agreement, Lender acknowledges that in respect of Securities on Loan, Bank’s obligations are modified as follows:

i.

Distributions. (A) Cash Distributions. Bank shall notify the Lender and Agent of any cash payments (by way of dividend or other income) due on Securities on Loan and shall post the same as an entitlement due to Lender on the Lender’s Account. Bank shall credit Lender’s Account with the amount of any cash Distributions which Bank actually receives and these will only be credited to the Cash Account on actual receipt and reconciliation by Bank notwithstanding any provision to the contrary in the Custody Agreement. In respect of Securities on Loan, Lender or Agent may need to instruct the Borrower or the Securities Depository holding such Securities that Distributions thereon are to be paid to Bank for the benefit of Lender. (B) Non-Cash Distributions. With respect to Securities on Loan, Bank need not claim any non-cash Distribution thereon from the Borrower thereof or from the Agent, and Bank shall credit the same to the Account only upon its actual receipt thereof (and Bank shall not accrue the same). Lender acknowledges that if, and only if, Lender holds a Security in custody which is the same as the Security on Loan, Bank shall advise Lender (but not the Agent) of non-cash Distributions on such Security on Loan to the same extent it would under the Custody Agreement.

ii.

Corporate Actions. Bank shall make available to Lender any corporate action notifications with respect to the total position of Lender in a given Security, regardless of the extent to which the position is on Loan (provided that at least one share of the affected Security is in Bank’s custody) and Lender may provide the contents of such notice to Agent. Bank will provide Agent with access to corporate action notifications for all Securities on Loan pursuant to the terms of the service level documentation agreed to between Agent, Bank and Lender from time to time.

Section 5 - Representations and Warranties

Each party represents and warrants to the others that: (i) it has the power to execute and deliver this Rider, to enter into the transactions contemplated by this Rider, and to perform its obligations hereunder; (ii) it has taken all necessary action to authorize such execution, delivery, and performance; (iii) this Rider constitutes a legal, valid, and binding obligation enforceable against it; and (iv) the execution, delivery, and performance by it of this Rider shall at all times comply with all Applicable Law.

Section 6 – Liabilities & Indemnification

(a)

Bank shall have no responsibility or liability for (i) any breach of any obligation by any Borrower under or in connection with any Loan and/or Borrowing Agreement or other agreement relating to such Loan or in any other way in respect of any Loan, (ii) Securities on Loan or collateral held in a collateral account with a third party, other than to act upon any Instructions received under the Custody Agreement to deliver or receive such Securities or collateral or (iii) any losses whatsoever incurred by any person as a result or in connection with a sale failure that has resulted from a failure to recall Securities on Loan in time for settlement.

(b)

Lender expressly acknowledges and agrees that Lender’s obligation to indemnify the Bank as set out in sections 3.1(a) and 7.1(d) of the Custody Agreement shall remain in full force and effect and apply, mutatis mutandis, to any Liabilities that may be imposed on, incurred by or asserted against any of the Bank and/or any J.P. Morgan Indemnitees in connection with, or arising out of the provision of the Services under this Rider and/or any instruction(s), act(s) and/or omission(s) of Lender and/or Agent.

(c)

Under no circumstances will Bank be liable to Agent or Lender for any lost profits (whether direct or indirect) or any indirect, incidental, consequential or special damages of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to Bank’s performance under this Rider.

(d)

In order to satisfy any Liabilities of Lender to Bank arising under or in connection with this Rider and without prejudice to Bank’s rights under Applicable Law, Lender expressly acknowledges and agrees that the Bank’s rights under section 4.3 (“J.P. Morgan’s Right Over Securities; Set-off”) shall remain in full force and effect and apply mutatis mutandis to the satisfaction and recovery by Bank of any Liabilities and/or any other amounts owed to Bank arising out of or in connection with this Rider.

Section 7 – Administration matters

(a)

Access to Accounts: Lender hereby designates Agent as an Authorized Person in accordance with the terms of the Custody Agreement, to act on behalf of Lender under this Rider. Agent is authorised to access the Account(s) and give Instructions in respect of such accounts in accordance with the terms of the Custody Agreement. Lender will ensure Agent is made aware of and complies with the relevant provisions of section 3 (“Instructions”) and Annex A (“Electronic Access”) of the Custody Agreement when submitting or delivering Instructions to Bank in connection with the Services.

(b)	Tax:
i.

Notwithstanding anything to the contrary in the Custody Agreement, Lender acknowledges that Bank shall not be responsible for and provides no services in relation to any filings, tax returns, withholding tax reclaims and reports on any Securities on Loan.

ii.

Lender or its designee is responsible for the payment of all taxes (including, without limitation, any value added tax), imposts, levies or duties due on any principal or interest, or any other liability or payment arising out of or in connection with any Securities on Loan or any collateral, which payment shall be made from the assets of

Lender, and in so far as Bank is under any obligation (whether of a governmental nature or otherwise) to pay the same on Lender’s behalf Bank may do so out of any monies or assets held by it pursuant to the terms of the Custody Agreement or hereunder.

iii.

With respect to Loans of U.S. Securities that are eligible to be held and serviced at the Depository Trust Company, Lender hereby acknowledges that such Loans will only be made via the Depository Trust Company Stock Loan Income Tracking System and from Accounts which Lender has declared and properly documented to Bank as being exempt from U.S. withholding tax on U.S. sourced dividend income.

iv.

Lender hereby agrees to indemnify Bank and to hold it harmless from and against: (A) any withholding tax imposed by any relevant authority, whether governmental or otherwise, on any payment in respect of any Loans, and any interest, penalty, fine or addition to tax imposed for failure to properly remit such tax, including without limitation any U.S. federal income withholding tax imposed on any substitute dividend payment made from a Borrower to the Lender in respect of the loan of U.S. Securities which Bank pays, (B) any payment of any such taxes, interest, penalty, fine and/or addition to tax otherwise due with respect to the foregoing; and (C) any other Liabilities (including, but not limited to expenses of counsel) that may be imposed on, incurred by or asserted against Bank or any J.P. Morgan Indemnitee(s), directly or indirectly, in connection with any of the representations and warranties given by Lender herein being not true in all material respects.

v.

Ahead of any account opening or provision of service by Bank after the effective date of this Rider, Lender shall provide to Bank (or cause Agent to do so) a schedule of manufactured income rates that will be used and relied upon by Bank when claiming and collecting manufactured income from Borrowers. This information will be used by Bank in the set-up of appropriate accounts for Lender and will not confer any additional responsibilities upon Bank.

vi.	Lender or its designee will be responsible, in all cases, for the completion and delivery of any necessary tax documentation to Bank or to any Borrower.

vii.

Lender acknowledges that: (i) Bank provides no services with regard to the provision of tax advice; and (ii) it has made its own determination as to the tax treatment of any loan made under this Rider, of any in lieu of payments made by a Borrower and of any remuneration and any other amounts that may be received by it under this Rider.

(c)	Fees: Lender shall pay or cause to be paid to Bank the fees as set forth in Appendix 2 for the Services.

(d)

Reporting: Lender or Agent shall provide to Bank any information required by Bank and requested by Bank to allow Bank to satisfy any regulatory reporting obligations with which it is required to comply.

(e)

Supported Countries and Jurisdictions: The Securities on Loan may only be held in the countries and jurisdictions referred to in Appendix 2. The Bank may modify the countries and jurisdictions in Appendix 2 to this Rider upon notice to the Lender.

Section 8 – Termination & Amendments

(a)

Termination: This Rider will be terminated automatically if the Custody Agreement is terminated. In addition: (i) this Rider may be terminated at any time by either party upon delivery to the other parties of notice specifying the date of such termination, which shall be not less than 60 days, or the termination period specified in the Custody Agreement if such period is less than 60 days, after the date of receipt of such notice, and (ii) Bank may terminate this Rider immediately if the requirements of Sections 7(c) or 7(d) of this Rider are not met.

Notwithstanding any such notice, this Rider shall continue in full force and effect with respect to all Loans outstanding on the termination date, which Loans shall, however, be terminated as soon as reasonably practicable. The indemnities provided for herein shall survive any termination hereof.

(b)

Amendments. Waiver: Except as otherwise expressly provided herein, this Rider may be modified only by a written amendment signed by the parties, and no waiver of any provision hereof shall be effective unless expressed in writing and signed by the parties.

Section 9 – Termination of the Custody Agreement and Application of the Securities Lending Agency Agreement

(a)	Lender undertakes to notify the Agent of the termination of the Custody Agreement, in which case Section 8(a) of this Rider shall apply and this Rider shall automatically terminate.

(b)

Securities Lending Agency Agreement: In relation to any Securities Lending Agency Agreement or other legal agreement executed between Lender and Agent, Lender shall have responsibility for ensuring that the terms and conditions of that legal agreement are consistent with the terms and conditions of this Rider and the Custody Agreement. Lender shall have responsibility for requesting Bank’s consent to conditions placed on Bank by the terms and conditions of the Securities Lending Agency Agreement or other legal agreement.

Section 10 – Miscellaneous; Confidentiality

(a)	Section 10 (“Miscellaneous”) of the Custody Agreement shall apply mutatis, mutandis, to this Rider, as if set out herein in full.

(b)

Conflicts of interest: Lender grants Bank the authority set forth herein notwithstanding its awareness that Bank, in its individual capacity or acting in a fiduciary capacity for other accounts, may have transactions with the same institutions to which Lender may be lending Securities from time to time, which transactions may give rise to actual or potential conflict of interest situations. Bank shall not be bound to: (i) account to Lender for any sum received or profit made by Bank for its own account or the account of any other person or (ii) disclose or refuse to disclose any information or take any other action if the same would or might in Bank’s judgment, made in good faith, constitute a breach of any law or regulation or be otherwise actionable with respect to Bank; provided that, in circumstances mentioned in (ii) above, Bank shall promptly inform Lender of the relevant facts (except where doing so would, or might in Bank’s judgment, made in good faith, constitute a breach of any law or regulation or be otherwise actionable as aforesaid). Nothing in the foregoing shall derogate from Bank’s obligation to deal with Lender in good faith.

(c)	Confidentiality:

For the purposes of section 10.10 (“Confidentiality”) of the Custody Agreement, Lender hereby authorizes Bank to disclose Confidential Information of Lender to Agent as reasonably required to enable Bank to provide the Services under this Rider.

IN WITNESS WHEREOF, the parties have executed this Rider as of the date first above-written.

JPMorgan Chase Bank, N.A.	Artisan Partners Funds, Inc., on behalf of itself and each of its series listed on Appendix 1
/s/ Joseph Ruggerio	/s/ Gregory K. Ramirez

By: Joseph Ruggerio	By: Gregory K. Ramirez
Title: Executive Director	Title: Vice President
Date: September 13, 2021	Date: September 10, 2021

APPENDIX 1

List of Lenders & Accounts

Fund/Series Name	Account
Artisan International Fund	[ ]
Artisan International Small-Mid Fund	[ ]
Artisan Mid Cap Value Fund	[ ]
Artisan Global Discovery Fund	[ ]
Artisan Global Equity Fund	[ ]
Artisan Global Opportunities Fund	[ ]
Artisan Global Value Fund	[ ]
Artisan International Value Fund	[ ]
Artisan Mid Cap Fund	[ ]
Artisan Focus Fund	[ ]
Artisan Value Fund	[ ]
Artisan High Income Fund	[ ]
Artisan Developing World Fund	[ ]
Artisan Sustainable Emerging Markets Fund	[ ]
Artisan Small Cap Fund	[ ]
Artisan Select Equity Fund	[ ]

APPENDIX 2

Fees and Jurisdictions

Markets	TPL fee	Markets	TPL fee
Australia	$[ ]	Mexico	$[ ]
Austria	$[ ]	Netherlands	$[ ]
Belgium	$[ ]	New Zealand	$[ ]
Canada	$[ ]	Norway	$[ ]
Czech Rep	$[ ]	Poland	$[ ]
Denmark	$[ ]	Portugal	$[ ]
Euroclear	$[ ]	Singapore	$[ ]
Finland	$[ ]	South Africa	$[ ]
France	$[ ]	South Korea	$[ ]
Germany	$[ ]	Spain	$[ ]
Greece	$[ ]	Sweden	$[ ]
Hong Kong	$[ ]	Switzerland	$[ ]
Hungary	$[ ]	Taiwan	$[ ]
Israel	$[ ]	Thailand	$[ ]
Italy	$[ ]	Turkey	$[ ]
Japan	$[ ]	United Kingdom	$[ ]
Malaysia	$[ ]	United States	$[ ]

•	Transaction types included in this tariff are FOP (Free Of Payment) and must be in industry standard SWIFT messages or via the JPMorgan proprietary electronic system.

•	For market opening and set up in Taiwan and Malaysia a one off market opening fee may be charged.

•	All other out of pocket expenses including registration, stamp duties and associated transfer fees will be paid by the lender /client.

The Core Services Covered By This Fee Schedule Are:

•	Daily provision of SWIFT MT535 inventory to the Third Party Lending Agent

•	Processing of SWIFT securities lending transactions – loan, returns and cancellations

•	On loan memo posting and the provision of electronic reporting for reconciliation by the Third Party Lending Agent

•	Provision of transaction settlement status reporting via SWIFT or JPMorgan proprietary electronic system

•	On loan asset service notification on the condition that one share of each security remains in custody account

•	Provision of on-loan income processing under advice from the Third Party Lending Agent

•	Issuance of monthly fee bills to Third Party Lending Agent providing market and transaction breakdown.

•	Service provisions are fully documented in a Service Level Document and in a Third Party Lending Rider to the Global Custody Agreement